Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 31, 2018, among Consolidated Communications, Inc., an Illinois corporation (as successor to Consolidated Communications Finance II Co., the “Company”), the Guarantors listed on the signature page hereto which is a subsidiary of the Company (the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company and the other Guarantors party thereto have heretofore executed and delivered an Indenture, dated as of September 18, 2014, as amended by a First Supplemental Indenture,

dated as of October 16, 2014, a Second Supplemental Indenture, dated as of November 14, 2014, a Third Supplemental Indenture, dated as of June 8, 2015, a Fourth Supplemental Indenture, dated as of January 1, 2016, a Fifth Supplemental Indenture, dated as of July 3, 2017, and a Sixth Supplemental Indenture, dated as of August 4, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its 6.50% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances a new Guarantor of the Company, including the Guarantors listed on the signature page hereto under the heading “New Guarantors” (the “New Guarantors”), shall execute and deliver to the Trustee a supplemental indenture pursuant to which such New Guarantors shall, subject to Article 10 of the Indenture, unconditionally guarantee the Notes on the terms and conditions set forth therein;

WHEREAS, on the date hereof each of MJD Service Corp. and MJD Ventures, Inc., each a Guarantor under the Indenture, are merging with and into the Company (the “Mergers”);

WHEREAS, Section 5.01 of the Indenture provides, among other things, that the Company may merge with or into another Person; provided that, among other things, that each Guarantor under the Indenture shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company in accordance with the Notes and the Indenture (the “Note Guarantee Confirmation”);

WHEREAS, the Company and the Guarantors named herein desire to execute this Supplemental Indenture in order to confirm the Guarantors’ Note Guarantees under Article 10 of the Indenture and to comply with Article 5 and Article 10 of the Indenture;

WHEREAS, Section 9.01(a)(iii) of the Indenture provides, among other things, that the Indenture and Notes Guarantees may be amended or supplemented without the consent of any Holder to provide for the assumption of the Guarantor’s obligations to Holders in the case of a merger consummated pursuant to Article 5 of the Indenture;

WHEREAS, Section 9.01(a)(iv) of the Indenture provides, among other things, that the Indenture and Notes Guarantees may be amended or supplemented without the consent of any Holder to provide for any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

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WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the boards of directors or equivalent managing bodies of the Company and the Guarantors; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AGREEMENT TO GUARANTEE

Section 2.1 Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2 Guarantee. Each New Guarantor agrees, on a joint and several basis with all of the existing Guarantors and the other New Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder and the Trustee, the Company’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture applicable to “Guarantors.”

ARTICLE 3

CONFIRMATION OF NOTE GUARANTEES

Section 3.1 Confirmation. As of the effective time of the Mergers, the Guarantors named herein hereby confirm, agree, jointly and severally with all other Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder and the Trustee, the Company’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture applicable to “Guarantors.”

ARTICLE 4

MISCELLANEOUS

Section 4.1 Execution and Delivery. This Supplemental Indenture shall be effective upon execution by the parties hereto. The Company hereby represents, warrants, and certifies to the Trustee that the execution of this Supplemental Indenture is authorized and permitted by the Indenture, and constitutes the legal, valid and binding obligation of the Company and the Guarantors enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Each New Guarantor agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

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Section 4.2 Benefits Acknowledged. Each New Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee and this Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 4.3 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.4 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.5 New Guarantors May Consolidate, Etc., on Certain Terms. Each New Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth in Section 10.04 of the Indenture.

Section 4.6 Release. Each New Guarantor’s Note Guarantee shall be released as set forth in Section 10.05 of the Indenture.

Section 4.7 No Recourse Against Others. Pursuant to Section 12.07 of the Indenture, no director, officer, employee, incorporator or stockholder of any New Guarantor shall have any liability for any obligations of such New Guarantor under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Note Guarantee.

Section 4.8 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 4.9 Waiver of Jury Trial. EACH OF THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10 Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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Section 4.11 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.12 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, including its right to be compensated, reimbursed and indemnified, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, all of which recitals are made solely by the Company and the Guarantors. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

[SIGNATURE PAGE FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:		GUARANTORS:

CONSOLIDATED COMMUNICATIONS, INC.		Existing Guarantors:
CONSOLIDATED COMMUNICATIONS
HOLDINGS, INC., as a Guarantor
BE Mobile Communications, Incorporated, as a Guarantor
By:	/s/ Steven L. Childers	Bentleyville Communications Corporation, as a Guarantor
Name:	Steven L. Childers	Berkshire Cable Corp., as a Guarantor Berkshire Cellular, Inc., as a Guarantor
Title:	Chief Financial Officer	Berkshire New York Access, Inc., as a Guarantor
Berkshire Telephone Corporation, as a Guarantor
Bluestem Telephone Company, as a Guarantor
C&E Communications, Ltd., as a Guarantor
Chautauqua & Erie Communications, Inc., as a Guarantor
Chautauqua and Erie Telephone Corporation, as a Guarantor
China Telephone Company, as a Guarantor
Community Service Telephone Co., as a Guarantor
Consolidated Communications Enterprise Services, Inc., as a Guarantor
Consolidated Communications Finance III Company, as a Guarantor
Consolidated Communications of Colorado Company, as a Guarantor
Consolidated Communications of Comerco Company, as a Guarantor
Consolidated Communications of California Company, as a Guarantor
Consolidated Communications of Central Illinois Company, as a Guarantor
Consolidated Communications of Florida Company, as a Guarantor
Consolidated Communications of Fort Bend Company, as a Guarantor

		By:	/s/ Steven L. Childers
		Name:	Steven L. Childers
		Title:	Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

GUARANTORS (continued):		GUARANTORS (continued):

Existing Guarantors:		Existing Guarantors:
Consolidated Communications of Kansas Company, Inc., as a Guarantor		Standish Telephone Company, as a Guarantor
Consolidated Communications of Minnesota Company, as a Guarantor		Taconic Technology Corp., as a Guarantor
Consolidated Communications of Missouri Company, as a Guarantor		Taconic Telcom Corp., as a Guarantor Taconic Telephone Corp., as a Guarantor
Consolidated Communications of Northern New England Company LLC, as a Guarantor		The Columbus Grove Telephone Company, as a Guarantor
Consolidated Communications of Oklahoma Company, as a Guarantor		The Germantown Independent Telephone Company, as a Guarantor
Consolidated Communications of Pennsylvania Company, LLC, as a Guarantor		The Orwell Telephone Company, as a Guarantor
Consolidated Communications of Texas Company, as a Guarantor		Telephone Operating Company of Vermont LLC, as a Guarantor
FairPoint Business Services LLC, as a Guarantor
FairPoint Communications LLC, as a Guarantor
FairPoint Vermont, Inc., as a Guarantor
Germantown Long Distance Company, as a Guarantor		By:	/s/ Steven L. Childers
Maine Telephone Company, as a Guarantor		Name:	Steven L. Childers
Marianna and Scenery Hill Telephone Company, as a Guarantor		Title:	Chief Financial Officer
Marianna Tel, Inc., as a Guarantor
Northland Telephone Company of Maine, Inc., as a Guarantor
Orwell Communications, Inc., as a Guarantor
Quality One Technologies, Inc., as a Guarantor		New Guarantors:
S T Enterprises, Ltd., as a Guarantor		CONSOLIDATED COMMUNICATIONS
Sidney Telephone Company, as a Guarantor		OF OHIO COMPANY, LLC, as a Guarantor
ST Long Distance, Inc., as a Guarantor		CONSOLIDATED COMMUNICATIONS
St. Joe Communications, Inc., as a Guarantor		OF WASHINGTON COMPANY, LLC, as a Guarantor
New GTC Comm, LLC, as a Guarantor
New Ravenswood, LLC, as a Guarantor
By:	/s/ Steven L. Childers	New C-R Comm, LLC, as a Guarantor
Name:	Steven L. Childers	New Utilities, LLC, as a Guarantor
Title:	Chief Financial Officer	New ST Enterprises, LLC, as a Guarantor

		By:	/s/ Steven L. Childers
		Name:	Steven L. Childers
		Title:	Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Alexander Pabon
Name:	Alexander Pabon
Title:	Assistant Vice President

[Signature Page to Seventh Supplemental Indenture]